                                                                EXHIBIT 23.02



                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" in Amendment No. 1 to the Registration Statement (Form S-3, No. 333-7373) and related Prospectus of Consolidated Products, Inc. for the registration of 1,000,000 shares of its common stock and to the inclusion and to incorporation by reference therein of our report dated November 15, 1996 (except for the Subsequent Event - Stock Dividend note, as to which the date is December 18, 1996) with respect to the consolidated financial statements of Consolidated Products, Inc. included in its Annual Report (Form 10-K) for the year ended September 25, 1996, filed with the Securities and Exchange Commission.

Ernst & Young LLP

May 20, 1997